Exhibit 99.1

ACR Group, Inc. Announces Accounting for Derivative Instrument to Be Corrected

Prior Financial Statements to Be Restated

        HOUSTON, Oct. 8 /PRNewswire-FirstCall/ — ACR Group, Inc. (OTC Bulletin Board: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today announced that it had improperly accounted for interest rate derivative instruments originally entered into in September 2000 and April 2001, and as a result, intends to restate its financial statements for the fiscal year ended February 28, 2002 and all subsequent periods. The Company’s operating income will not change from amounts previously reported, and all changes to previously reported net income will consist of non-cash charges and credits.

        In September 2000 and April 2001, the Company entered into interest rate derivative instruments with its principal lender, Bank of America, N.A., to fix the interest rate on certain indebtedness outstanding under the Company’s revolving credit agreement with the bank. In September 2004, in connection with a refinancing of its obligations to Bank of America, the Company terminated its remaining interest rate derivative prior to maturity and incurred a payment obligation of approximately $238,000. On October 4, 2004, the Audit Committee and management of the Company concluded that the interest rate derivatives with Bank of America should have been accounted for since their inception as derivative instruments under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, and therefore, that the financial statements for the periods noted above should no longer be relied upon. SFAS No. 133, as amended by SFAS No. 137, became effective for the Company’s fiscal year beginning March 1, 2001. The Company discussed this matter with Ernst & Young LLP, the Company’s independent registered public accounting firm for all periods discussed herein.

        Accordingly, the Company intends to file an amended Form 10-K for the fiscal years ended February 28, 2002 and 2003, and February 29, 2004, and an amended Form 10-Q for the quarter ended May 31, 2004. The Company intends to file these restated financial statements by October 15, 2004, or as soon thereafter as practicable.

        The amended financial statements will reflect changes in the fair market value of the interest rate derivatives in determining net income or loss for the respective periods, and the aggregate change in fair value since inception of the derivatives will be reflected on the balance sheets as a liability. The change to the income statements will be shown as an item of non-operating income or expense, as applicable. The Company’s previously reported operating income will not change as a result of these adjustments. The Company presently estimates that the effect on net income of periods to be restated will be a charge of $400,000, or ($.04) per share, for the year ended February 28, 2002; a charge of $100,000, or ($.01) per share, for the year ended February 28, 2003; a gain of $200,000, or $.02 per share, for the year ended February 29, 2004; and a gain of $100,000, or $.01 per share, for the quarter ended May 31, 2004.

        About ACR Group, Inc.

        ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 6 business units with 45 locations in 9 states.

        Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

SOURCE ACR Group, Inc.
        -0-                  10/08/2004
        /CONTACT: Alex Trevino, Jr., President and CEO, or Tony Maresca, Sr. Vice President & CFO, both of ACR Group, Inc., +1-713-780-8532/
        (ACRG)

CO: ACR Group, Inc.; Bank of America; Ernst & Young LLP
ST: Texas
IN: CST OTC
SU: